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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-76399) pertaining to the Accredo Health, Inc. and its Subsidiaries Stock Option and Restricted Stock Purchase Plan, as amended and restated, the Accredo Health, Incorporated 1999 Employee Stock Purchase Plan and the Accredo Health, Incorporated Long-Term Incentive Plan of our report dated August 7, 2000, except for Note 17, as to which the date is September 15, 2000, with respect to the consolidated financial statements and schedule of Accredo Health, Incorporated, included in this Annual Report (Form 10-K) for the year ended June 30, 2000, filed with the Securities and Exchange Commission.

                                                            /s/Ernst & Young LLP

Memphis, Tennessee
September 26, 2000